Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.

Announces Second Quarter Earnings

Whippany, New Jersey, May 4, 2017 -- Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its second quarter ended March 25, 2017.

Net income for the second quarter of fiscal 2017 was $83.8 million, or $1.37 per Common Unit, compared to net income of $92.0 million, or $1.51 per Common Unit, in the prior year second quarter.

Net income and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarters of fiscal 2017 and 2016 included losses on debt extinguishment of $1.6 million and $0.3 million, respectively. Excluding the effects of the foregoing items and unrealized (non-cash) mark-to-market adjustments on derivative instruments in both periods, Adjusted EBITDA (as defined and reconciled below) amounted to $138.0 million for the second quarter of fiscal 2017, compared to $145.1 million in the prior year second quarter.

In announcing these results, President and Chief Executive Officer Michael A. Stivala said, “The propane industry as a whole has just endured an unprecedented stretch of back-to-back record warm winters.  The fiscal 2017 heating season was a bit more challenging than the prior year, with four out of six months reported as record warm, and two separate three-week stretches of cold weather toward the end of each of the first and second quarters.  Nonetheless, we are proud of the way our operating personnel managed through the challenges presented by this sustained warm weather trend.  We remain focused on the things we can control – delivering exceptional customer satisfaction in every market we serve, driving further operating efficiencies, controlling costs and capital spending levels, managing margins in a challenging commodity price environment and executing on our customer base growth and retention initiatives. During the short bursts of cold weather that did arrive, our volumes and earnings responded as expected, which is a testament to the strength and readiness of our platform.”

Mr. Stivala continued, “As a result, we are pleased to report an improvement of $10 million, or nearly 5%, in Adjusted EBITDA for the first half of fiscal 2017 compared to the prior year.  We also took proactive steps to lower our interest costs and enhance liquidity.  During the second quarter of fiscal 2017, we successfully refinanced our previous 7 3/8% Senior Notes due 2021 with the issuance of 5 7/8% Senior Notes due 2027, effectively extending maturities on $350.0 million of our debt by six years at a very attractive interest rate, and reducing our cash interest requirement by nearly $5.0 million annually.”

On May 1, 2017, the Partnership secured an amendment to its revolving credit facility whereby the maximum consolidated leverage ratio covenant has been increased from 5.50 to 5.95 starting with the fiscal quarter ending June 2017 and continuing through each of the fiscal quarters ending June 2018, stepping down to 5.75 for the quarter ending September 2018 and then returning to the pre-amendment level of 5.50 for the fiscal quarter ending December 2018, which is the Partnership’s first quarter of fiscal 2019.

Discussing the amendment, Mr. Stivala said, “Our decision to secure this amendment was to proactively enhance our liquidity position in light of the recent warm weather trends.  The amendment provides added cushion under our consolidated leverage test, which we believe is a prudent measure that gives us added flexibility to support our cash needs and continue to invest in our long-term, strategic growth initiatives.  We received strong support from our bank group for this amendment, which is a testament to their confidence in our operating philosophy and business fundamentals.”

Retail propane gallons sold in the second quarter of fiscal 2017 of 153.9 million gallons decreased 7.7 million gallons, or 4.8%, compared to the prior year second quarter. Sales of fuel oil and other refined fuels decreased 0.3 million gallons, or 2.3%, compared to the prior year. According to the National Oceanic and Atmospheric Administration, average temperatures (as measured by heating degree days) across all of the Partnership’s service territories for the second quarter of fiscal 2017 were 15% warmer than normal, and 2% warmer than the prior year second quarter. In certain markets, principally the Partnership’s Midwest and Southeast service territories, average temperatures were approximately 30% warmer than normal and 16% warmer than the prior year second quarter.  In the Partnership’s Northeast and West Coast regions, the Partnership experienced cooler weather compared to the prior year which helped contribute to an increase in volumes sold in those markets.

Revenues in the second quarter of fiscal 2017 of $450.6 million increased $46.4 million, or 11.5%, compared to the prior year second quarter, primarily due to higher retail selling prices associated with higher wholesale product costs, offset to an extent by lower volumes sold. Average posted propane prices (basis Mont Belvieu, Texas) and fuel oil prices were 84.6% and 48.9% higher than the prior year, respectively. Cost of products sold for the second quarter of fiscal 2017 of $192.5 million increased $55.5 million, or 40.5%, compared to $137.0 million in the prior year, primarily due to higher wholesale product costs. Cost of products sold included a $2.5 million unrealized (non-cash) loss attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $0.7 million unrealized (non-cash) loss in the prior year second quarter. These unrealized losses are excluded from Adjusted EBITDA for both periods in the table below.

Combined operating and general and administrative expenses of $122.6 million for the second quarter of fiscal 2017 were essentially flat with the prior year second quarter. Savings in fixed costs due to steps taken in the prior fiscal year to streamline operations and achieve operating efficiencies were offset by higher general insurance expenses, vehicle fuel costs, and higher provisions for potential uncollectible accounts as a result of higher commodity prices.

Depreciation and amortization expense of $32.7 million decreased $0.5 million, or 1.5%, compared to the prior year second quarter. Net interest expense of $17.5 million decreased $1.4 million compared to the prior year second quarter, primarily due to savings from the refinancing of the Partnership’s previously outstanding 2021 Senior Notes.

During the second quarter of fiscal 2017, the Partnership funded working capital, capital expenditures and costs associated with the repurchase of its 2021 Senior Notes from operating cash flow and $26.4 million of incremental borrowings under its revolving credit facility.

As previously announced on April 20, 2017, the Partnership’s Board of Supervisors has declared a quarterly distribution of $0.8875 per Common Unit for the three months ended March 25, 2017. On an annualized basis, this distribution rate equates to $3.55 per Common Unit. The distribution is payable on May 9, 2017 to Common Unitholders of record as of May 2, 2017.

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1.1 million residential, commercial, industrial and agricultural customers through 675 locations in 41 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•

Volatility in the unit cost of propane, fuel oil and other refined fuels, natural gas and electricity, the impact of the Partnership’s hedging and risk management activities, and the adverse impact of price increases on volumes sold as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;
•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire sufficient volumes of, and the costs to the Partnership of acquiring, transporting and storing, propane, fuel oil and other refined fuels;
•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;
•	The ability of the Partnership to retain customers or acquire new customers;
•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;
•	The ability of management to continue to control expenses;
•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and climate change, derivative instruments and other regulatory developments on the Partnership’s business;

•	The impact of changes in tax laws that could adversely affect the tax treatment of the Partnership for income tax purposes;
•	The impact of legal proceedings on the Partnership’s business;
•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;
•	The Partnership’s ability to make strategic acquisitions and successfully integrate them;
•	The impact of current conditions in the global capital and credit markets, and general economic pressures;
•	The operating, legal and regulatory risks the Partnership may face; and
•

Other risks referenced from time to time in filings with the Securities and Exchange Commission (“SEC”) and those factors listed or incorporated by reference into the Partnership’s Annual Report under “Risk Factors.”

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 24, 2016 and other periodic reports filed with the SEC.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.

# # #

Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 25, 2017 and March 26, 2016

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 25, 2017	March 26, 2016	March 25, 2017	March 26, 2016
Revenues
Propane	$385,654	$348,216	$655,113	$579,691
Fuel oil and refined fuels	34,630	28,814	56,726	49,502
Natural gas and electricity	19,239	15,962	32,306	27,636
All other	11,055	11,148	23,740	23,168
	450,578	404,140	767,885	679,997

Costs and expenses
Cost of products sold	192,467	137,009	310,632	229,515
Operating	110,420	107,560	209,769	212,431
General and administrative	12,164	15,208	27,211	30,706
Depreciation and amortization	32,670	33,150	63,931	64,788
	347,721	292,927	611,543	537,440
Operating income	102,857	111,213	156,342	142,557
Loss on debt extinguishment	1,567	292	1,567	292
Interest expense, net	17,487	18,852	36,318	37,745

Income before provision for income taxes	83,803	92,069	118,457	104,520
Provision for income tax (benefit) expense	(9)	58	156	243

Net income	$83,812	$92,011	$118,301	$104,277

Net income per Common Unit - basic	$1.37	$1.51	$1.94	$1.72
Weighted average number of Common Units outstanding - basic	61,203	60,857	61,127	60,802

Net income per Common Unit - diluted	$1.36	$1.51	$1.93	$1.71
Weighted average number of Common Units outstanding - diluted	61,503	61,135	61,386	61,072

Supplemental Information:
EBITDA (a)	$133,960	$144,071	$218,706	$207,053
Adjusted EBITDA (a)	$138,039	$145,102	$222,326	$212,294
Retail gallons sold:
Propane	153,875	161,597	272,476	271,361
Refined fuels	12,996	13,296	22,008	21,861
Capital expenditures:
Maintenance	$3,012	$5,831	$6,130	$10,517
Growth	$7,365	$5,922	$11,075	$14,188

(more)

(a)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments and other items, as applicable, as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as supplemental measures of operating performance and we are including them because we believe that they provide our investors and industry analysts with additional information that we determined is useful to evaluate our operating results.

EBITDA and Adjusted EBITDA are not recognized terms under accounting principles generally accepted in the United States of America (“US GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP.  Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth our calculations of EBITDA and Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	March 25, 2017	March 26, 2016	March 25, 2017	March 26, 2016
Net income	$83,812	$92,011	$118,301	$104,277
Add:
Provision for income tax (benefit) expense	(9)	58	156	243
Interest expense, net	17,487	18,852	36,318	37,745
Depreciation and amortization	32,670	33,150	63,931	64,788
EBITDA	133,960	144,071	218,706	207,053
Unrealized (non-cash) losses on changes in fair value of derivatives	2,512	739	2,053	1,949
Loss on debt extinguishment	1,567	292	1,567	292
Product liability settlement	-	-	-	3,000
Adjusted EBITDA	$138,039	$145,102	$222,326	$212,294

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”).  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.